FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES EXERCISE OF OVER-ALLOTMENT AND CLOSING OF $15.2 MILLION NON-DILUTIVE SERIES A PERPETUAL PREFERRED STOCK OFFERING

San Antonio, Texas (June 20, 2014) – EnerJex Resources, Inc. (NYSE MKT: ENRJ, ENRJPR) (“EnerJex” or the “Company”), an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States, announced today the closing of an underwritten public offering of 639,157 shares of its 10% Series A Cumulative Redeemable Perpetual Preferred Stock (liquidation preference of $25.00 per share) at a price to the public of $23.75 per share for gross proceeds of $15.2 million. The shares sold to the underwriters included 83,368 shares pursuant to a 45-day option that was exercised by the underwriters in full on June 20, 2014. Trading of the preferred stock commenced on June 17, 2014 under the symbol “ENRJPR” on the NYSE MKT.

The preferred stock is not convertible into common shares of EnerJex and no warrants were issued to the investors or underwriters in conjunction with the offering. The Company intends to use the net proceeds from the offering to accelerate the development of its oil and natural gas properties located in Kansas and Colorado, and for general corporate purposes, which may include temporary repayment of outstanding borrowings under its revolving credit facility.

Northland Capital Markets and Euro Pacific Capital acted as joint book-running managers of the offering. 'Northland Capital Markets' is the trade name for certain capital market and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

The offering was made pursuant to a Registration Statement on Form S-1 previously filed by EnerJex that was declared effective by the Securities and Exchange Commission on June 16, 2014. This offering was made solely by means of a prospectus, copies of which may be obtained from the SEC's website at www.sec.gov or from either of the following:

Northland Capital Markets
Carl Goltermann
4100 MacArthur Blvd Suite 120
Newport Beach, CA 92660
(949) 600-4150
cgoltermann@northlandcapitalmarkets.com

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

Euro Pacific Capital
Jayson Schroeder
1201 Dove Street, Suite 200
Newport Beach, CA 92660
(949) 732-3543
jschroeder@europac.net

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EnerJex Resources

EnerJex Resources, Inc. is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States. The Company owns oil and gas leases covering nearly 100,000 net acres in multiple prolific hydrocarbon basins located in four states including Colorado, Kansas, Nebraska, and Texas.

EnerJex's operations are focused in five distinct projects where the company produces oil and natural gas from reservoirs that are characterized by long lived reserves with low production decline rates. Within these projects, the Company has identified more than 500 low-risk drilling locations. Through its large acreage footprint in the Denver-Julesburg ("DJ") Basin, EnerJex also has significant exposure to emerging oil resource plays that are being pursued by competitors on trend with the Company's properties. EnerJex's headquarters are located in San Antonio, Texas, and additional information is available on its website at www.enerjex.com.

Contact:

EnerJex Resources, Inc.

Robert G. Watson, Jr., CEO

(210) 451-5545

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM